Exhibit 10.2
RPT REALTY
2019 EXECUTIVE INCENTIVE PLAN
For 2019, the Chief Executive Officer and Chief Financial Officer of RPT Realty (the “Trust”) are eligible to participate in this formal short-term incentive program (the “Plan”), based on operating funds from operations (FFO) per share, same center net operating income (NOI), economic occupancy, property dispositions and the ratio of net debt to operating FFO. The Chief Executive Officer will have a target short-term incentive opportunity equal to 125% of base salary, and the Chief Financial Officer will have a target short-term incentive opportunity equal to 75% of base salary.
Specific metrics and requirements are as follows:
Operating FFO Per Share:
Threshold payout (50% of target incentive), target payout (100% of target incentive) and maximum payout (200% of target incentive) shall occur at achievement of Operating FFO Per Share for 2019 (adjusted for any equity issued during the year) equal to or greater than targets established by the Compensation Committee of the Trust (the “Compensation Committee”). Payouts are interpolated on a linear basis for achievement of results between threshold, target and maximum levels. The Operating FFO Per Share metric shall account for 30% of the potential award.
Same Center NOI:
Threshold payout (50% of target incentive), target payout (100% of target incentive) and maximum payout (200% of target incentive) shall occur at achievement of Same Center NOI percentages at December 31, 2019 equal to or greater than targets established by the Compensation Committee. Payouts are interpolated on a linear basis for achievement of results between threshold, target and maximum levels. The Same Center NOI metric shall account for 20% of the potential award.
Economic Occupancy:
Threshold payout (50% of target incentive), target payout (100% of target incentive) and maximum payout (200% of target incentive) shall occur at achievement of Economic Occupancy rates established by the Compensation Committee. Payouts are interpolated on a linear basis for achievement of results between threshold, target and maximum levels. The Economic Occupancy metric shall account for 20% of the potential award.
Property Disposition:
Target payout (100% of target incentive) shall occur at achievement of Property Dispositions equal to or greater than an amount established by the Compensation Committee. Payout is all or nothing, and will be considered unachieved if the Trust’s Weighted Average Capitalization Rate for dispositions in fiscal 2019 is greater than the maximum Weighted Average Capitalization Rate established by the Compensation Committee. The Property Dispositions metric shall account for 10% of the potential award.
Net Debt to Operating FFO:
Threshold payout (50% of target incentive), target payout (100% of target incentive) and maximum payout (200% of target incentive) shall occur at achievement of a ratio of Net Debt to Operating FFO equal to or less than the maximum ratios established by the Compensation Committee. Payouts are interpolated on a linear basis for achievement of results between threshold, target and maximum levels. The Net Debt/Operating FFO metric shall account for 20% of the potential award.
Administration Guidelines

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This Plan shall be administered by the Trust’s Compensation Committee, which shall be authorized to interpret this Plan, to make, amend and rescind rules and regulations relating to this Plan, to make awards under this Plan, and to make all other determinations under this Plan necessary or advisable for its administration. The Compensation Committee may at its discretion reduce the payments that would otherwise be made under this Plan.

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The performance targets shall be established by the Compensation Committee based on the Trust’s 2019 budget. Under the Compensation Committee’s Charter, it has the discretion to exclude from the calculation of annual incentive goals any non-recurring special charges and amounts. Such special charges could generally include items such as significant litigation and settlement costs; restructuring charges; changes in accounting policies; acquisition and divestiture impacts; and material unbudgeted expenses incurred by or at the direction of the Board. To that end, the Committee may consider any strategic decision or change in the budget made throughout the course of 2019 that can have a material impact on the metrics set forth above, either positive or negative, that was not accounted for in the budget setting process.

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In no event shall payment under the Plan to any individual exceed 200% of target incentive. In no event shall payment under the Plan to any individual exceed 100% of target incentive unless Operating FFO Per Share reaches the threshold level.

•	All determinations, interpretations and constructions made by the Compensation Committee shall be final and conclusive.

•	Rights under this Plan may not be transferred, assigned or pledged.

•	Nothing in this Plan confers on any participant any right to continued employment, and this Plan does not interfere with the Trust’s right to terminate an employee’s employment.

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A participant in this Plan must be a full-time employee in good standing at the date of payment of the award in or around March 2020 in order to receive any payment under the Plan. No payment will be made to any person who leaves the full-time employ of the Trust before such date, except as otherwise provided in individual agreements or as determined by the Compensation Committee.

Adopted: April 29, 2019